Exhibit 10.1

DELTEK, INC.

SUMMARY OF EMPLOYEE INCENTIVE COMPENSATION PLAN

The following sets forth a summary of the Employee Incentive Compensation Plan (the “Plan”) of Deltek, Inc. (together with its subsidiaries, the “Company”).

The Plan is designed to enhance the Company’s ability to attract, motivate, reward and retain employees by rewarding employees for the achievement of the Company’s financial and strategic goals. The Plan links rewards to activities that drive measurable success and progress, thereby aligning the employees’ interests with the Company’s objectives of increasing revenue and profit and creating long-term shareholder value.

The Company’s named executive officers along with all employees not covered by another compensation plan (Sales or Consulting) are eligible to participate in the Plan. Eligible employees are selected on an annual basis by the chief executive officer (the “CEO”) or the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (together with the Board, the “Committee”).

Non-Executive Employees

On an annual basis, the CEO or the Committee, as the case may be, determines the target annual award opportunities (generally expressed as a percentage of base salary and level of responsibility within organization) for each non-executive employee who will participate in the Plan (each, individually, a “Non-Executive Employee”), the individual goals and objectives of each Non-Executive Employee for each quarter of the fiscal year and the level of achievement of the individual goals and objectives of each Non-Executive Employee for each quarter of the fiscal year.

The CEO and/or the Committee or its designee will determine the individual performance of, and payouts to the Non-Executive Employees.

Executive Officers

Target annual award opportunities and individual goals and objectives for executive officers for each quarter of the fiscal year are established by the CEO, based primarily on a review of competitive market data of our peer group and past and expected individual achievements, and recommended to the Committee. The Chairman of the Compensation Committee reviews and approves the recommendations of the CEO.

Payments to executive officers are based on a quarterly evaluation of executive performance by our CEO and a review and approval of that evaluation with the Chairman of the Compensation Committee. The Chairman of the Compensation Committee approves payment awards after having considered whether any proposed payouts should be adjusted. The Chairman of the Compensation Committee and the Committee have the discretion to modify a payout.

The Committee or its designee determines the annual award opportunity for the CEO, individual goals and objectives of the CEO and the CEO’s level of achievement of such goals for each quarter of the fiscal year. Payments to the CEO are based on a quarterly evaluation of executive performance by the Committee.

The CEO and/or the Committee, as the case may be, may seek the input from others, including the Senior Vice President, Human Resources, in determining target opportunities, goals and objectives for eligible employees.

Calculation of Payouts

The Committee determines the performance objectives of the Company for each quarter of the fiscal year, the level of achievement by the Company for each quarter of the fiscal year and the relevant process for review of the Company’s quarterly financial results or other performance goals.

The calculation of quarterly payouts to eligible employees is based on the product of both company performance against objectives and individual performance against quarterly goals. Accordingly, EICP payouts are not based on a weighted average of each target element.

The quarterly EICP calculation is as follows:

Quarterly Target X Company Performance X Personal Performance = Quarterly Payout

•	Quarterly Target = EICP quarterly target opportunity for each executive

•	Company Performance = The Company’s achievement against revenue, EBITDA and EBITDA margin goals or other performance goals

•	Personal Performance = Achievement of executive’s individual quarterly goals

Unless otherwise determined by the Committee, awards shall be earned and payable on a quarterly basis and shall be paid in a single lump sum cash payment, less applicable withholding taxes.